Exhibit 99.1

Woodward Governor Company 1000 East Drake Road Fort Collins, Colorado 80525 Tel: 970-482-5811
FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr.
Chief Financial Officer, Corporate Secretary, and Treasurer
970-498-3112
Woodward Reports Second Fiscal Quarter and Six Months Results
Fort Collins, Colo., April 23, 2007—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its second quarter of fiscal 2007. (All per share amounts are diluted.)
Quarterly Highlights
•	Sales for the quarter increased 23 percent over last year
•	Net earnings for the quarter were $0.63 per share compared to $0.32 per share last year
•	Industrial Controls’ segment earnings for the quarter improved to 12.7 percent of sales from 9.9 percent a year ago
•	Aircraft Engine Systems’ segment earnings for the quarter improved to 23.6 percent of sales from 20.9 percent a year ago
Net sales for the quarter were $256.3 million, up 23 percent from $208.9 million for the second quarter of the prior year. Net earnings for the second quarter were $22.0 million, or $0.63 per share, compared with $11.5 million, or $0.32 per share, in the previous year’s second quarter. The second quarter of 2006 included a $3.1 million or $0.09 per share, after-tax, charge related to accruals for certain pending legal matters.
Net sales for the first half were $482.5 million, up 19 percent from $404.6 million for the first half of the prior year. Net earnings for the first half were $39.9 million, or $1.14 per share, compared with $23.9 million, or $0.68 per share, in the previous year’s first half.
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“Among notable developments during the quarter, we signed a three-year supply agreement with Cummins, Inc., previously announced, that will facilitate supply and production efficiencies, as well as multi-year agreements with several other customers,” said President and Chief Executive Officer Thomas A. Gendron. In addition to the Cummins agreement, we signed a long-term supply agreement with a major wind turbine manufacturer that will provide sales growth of our inverter systems through 2010. These mutually beneficial agreements exemplify Woodward’s focus on, and close relationships with, key customers.
“Our Aircraft Engine Systems segment continues to deliver strong sales and earnings in line with the market growth and our position on key platforms,” added Mr. Gendron.
Mr. Gendron continued, “Woodward’s expanding energy control systems portfolio and global base of installed products, combined with broad strength in world energy equipment markets, enabled us to drive sales and earnings higher. In the first half of the year, organic growth, about half of our total growth, was led by sales in aerospace, power generation, and marine markets.”
Segment Results
Industrial Controls’ net sales for the second quarter were $162.8 million, an increase of 23 percent from $132.0 million for the second quarter a year ago. Organic growth for the quarter was 6 percent. Segment earnings for the quarter increased to $20.7 million from $13.1 million for the same quarter a year ago. Segment earnings, as a percent of sales, for the quarter improved to 12.7 percent from 9.9 percent a year ago.
Aircraft Engine Systems’ net sales for the second quarter were $93.5 million, an increase of 22 percent from $76.9 million for last year’s second quarter. Segment earnings for the quarter increased to $22.1 million from $16.1 million for the same quarter a year ago. Segment earnings, as a percent of sales, for the quarter improved to 23.6 percent of sales from 20.9 percent a year ago. This improvement in sales and earnings is attributable to broad-based strength in the industry as a whole, and in particular an increase in our aftermarket sales.
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Nonsegment expenses for the quarter were $7.9 million compared to $11.3 million last year, primarily as a result of lower professional fees.
Industrial Controls’ net sales for the first half were $311.6 million, an increase of 22 percent from $256.5 million for the first half a year ago. Segment earnings for the first half increased to $39.8 million from $24.7 million for the same quarter a year ago. Segment earnings, as a percent of sales, for the first half improved to 12.8 percent from 9.6 percent a year ago.
Aircraft Engine Systems’ net sales for the first half were $170.9 million, an increase of 15 percent from $148.1 million for last year’s first half. Segment earnings for the first half increased to $39.2 million from $30.9 million for the same period a year ago. Segment earnings, as a percent of sales, for the first half improved to 22.9 percent from 20.8 percent a year ago.
Nonsegment expenses for the first half approximated those for the prior year at $16.8 million compared to $17.9 million.
Cash Flow and Financial Position
Net cash provided by operating activities was $20.3 million for the first half compared with a $16.0 million for the same period last year. Cash used for business acquisitions for the first half was $34.6 million. Capital expenditures for the first half of the year approximated those during the same period last year. The debt to total capitalization ratio was 11.7 percent at the end of the first half, compared to 13.3 percent at the end of the prior year.
Outlook
Mr. Gendron concluded, “In light of continued strength in the majority of our markets, we now anticipate company-wide sales growth of 15 to 18 percent for 2007, including the effects of our acquisition. Additionally, we now believe our full year earnings should be more in a range of $2.35 to $2.45 per share, as a result of the higher sales and our continued focus on margin improvement and overhead reduction. For Industrial Controls, we anticipate sales growth of 16 to 20 percent, generating segment earnings in the range of 12 percent of sales. For Aircraft Engine Systems, we anticipate sales growth of 12 to 15 percent with segment earnings in the range of 22 percent of sales.”
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Conference Call
Woodward will hold an investor conference call at 6:00 p.m. ET on Monday, April 23, 2007, to provide an overview of the financial performance for the first quarter of fiscal 2007, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.
You may also listen to the call by dialing 1-866-804-3547 (domestic) or 1-703-639-1328 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1069463. An audio replay will be available by telephone from 11:00 p.m. ET on April 23 until 1:59 a.m. ET on April 25, 2007. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1069463.
About Woodward
Woodward is the largest independent designer, manufacturer, and service provider of energy control and optimization solutions for aircraft engines, industrial engines and turbines, and power equipment packages. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power generation, transportation, and process industries. Visit our website at www.woodward.com.
The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007. Woodward’s Form 10-Q for the quarter ended March 31, 2007 will be filed by late-April 2007.
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Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
	Three months ended
	March 31,
(Unaudited - in thousands except per share amounts)	2007	2006
Net sales	$256,298	$208,917

Costs and expenses:
Cost of goods sold	176,866	152,027
Sales, general, and administrative expenses	26,802	25,257
Research and development costs	16,204	13,069
Amortization of intangible assets	2,184	1,758
Interest expense	1,133	1,305
Interest income	(437)	(598)
Other income	(843)	(1,163)
Other expense	140	85

Total costs and expenses	222,049	191,740

Earnings before income taxes	34,249	17,177
Income taxes	12,226	5,711

Net earnings	$22,023	$11,466

Per share amounts:
Basic	$0.64	$0.33
Diluted	0.63	0.32

Weighted-average number of shares outstanding:
Basic	34,252	34,508
Diluted	35,181	35,369

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Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
	Six months ended
	March 31,
(Unaudited - in thousands except per share amounts)	2007	2006
Net sales	$482,546	$404,551

Costs and expenses:
Cost of goods sold	334,610	293,966
Sales, general, and administrative expenses	53,186	46,314
Research and development costs	31,158	24,979
Amortization of intangible assets	3,910	3,513
Interest expense	2,325	2,602
Interest income	(1,060)	(1,241)
Other income	(1,823)	(2,191)
Other expense	339	313

Total costs and expenses	421,645	368,255

Earnings before income taxes	60,901	36,296
Income taxes	20,991	12,403

Net earnings	$39,910	$23,893

Per share amounts:
Basic	$1.17	$0.69
Diluted	1.14	0.68

Weighted-average number of shares outstanding:
Basic	34,181	34,427
Diluted	35,112	35,269

Note: Income taxes for the first half of fiscal 2007 include a $1.2 million (or $0.03 per diluted share) benefit from the extension of the Research and Experimentation tax credit.
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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	At March 31,	At September 30,
(Unaudited - in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$38,276	$83,718
Accounts receivable	137,034	117,254
Inventories	186,428	149,172
Income taxes receivable	828	1,787
Deferred income taxes	24,303	23,526
Other current assets	16,684	5,777

Total current assets	403,553	381,234
Property, plant, and equipment-net	148,512	124,176
Goodwill	133,160	132,084
Other intangibles-net	80,987	71,737
Deferred income taxes	14,453	16,687
Other assets	9,624	9,579

Total assets	$790,289	$735,497

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$5,798	$517
Current portion of long-term debt	15,614	14,619
Accounts payable	51,334	38,978
Accrued liabilities	68,802	66,877

Total current liabilities	141,548	120,991
Long-term debt, less current portion	47,639	58,379
Deferred income taxes	11,096	6,248
Other liabilities	70,441	71,190

Total liabilities	270,724	256,808
Shareholders’ equity	519,565	478,689

Total liabilities and shareholders’ equity	$790,289	$735,497

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six months ended
	March 31,
(Unaudited-in thousands)	2007	2006
Net cash provided by (used in) operating activities	$20,264	$16,013

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(34,594)	—
Payments for purchase of property, plant, and equipment	(13,058)	(12,982)
Proceeds from sale of property, plant, and equipment	109	557

Net cash used in investing activities	(47,543)	(12,425)

Cash flows from financing activities:
Cash dividends paid	(7,192)	(6,885)
Proceeds from sales of treasury stock	5,158	3,124
Purchases of treasury stock	(6,869)	(1,907)
Excess tax benefits from stock compensation	3,669	2,424
Net proceeds (payments) from borrowings under revolving lines	(2,388)	4,106
Payments of long-term debt	(12,686)	(12,576)

Net cash used in financing activities	(20,308)	(11,714)

Effect of exchange rate changes on cash	2,145	182

Net change in cash and cash equivalents	(45,442)	(7,944)
Cash and cash equivalents, beginning of year	83,718	84,597

Cash and cash equivalents, end of period	$38,276	$76,653

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Woodward Governor Company and Subsidiaries
SELECTED FINANCIAL INFORMATION
	Three months ended		Six months ended
	March 31,		March 31,
(Unaudited - in thousands)	2007	2006	2007	2006
External net sales:
Industrial Controls	$162,820	$132,030	$311,646	$256,489
Aircraft Engine Systems	93,478	76,887	170,900	148,062
Segment earnings:
Industrial Controls	20,745	13,107	39,798	24,652
Aircraft Engine Systems	22,084	16,054	39,175	30,866

Earnings reconciliation:
Total segment earnings	42,829	29,161	78,973	55,518
Nonsegment expenses	(7,884)	(11,277)	(16,807)	(17,861)
Interest expense and income, net	(696)	(707)	(1,265)	(1,361)

Consolidated earnings before income taxes	$34,249	$17,177	$60,901	$32,296

Capital expenditures	$7,635	$7,900	$13,058	$12,982
Depreciation expense	7,005	5,764	13,528	11,239

Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA
	Three months ended		Six months ended
	March 31,		March 31,
(Unaudited - in thousands)	2007	2006	2007	2006
Net earnings	$22,023	$11,466	$39,910	$23,893
Income taxes	12,226	5,711	20,991	12,403
Interest expense	1,133	1,305	2,325	2,602
Interest income	(437)	(598)	(1,060)	(1,241)
Amortization of intangible assets	2,184	1,758	3,910	3,513
Depreciation expense	7,005	5,764	13,528	11,239

EBITDA	$44,134	$25,406	$79,604	$52,409

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. At March 31, 2007, property, plant, and equipment, and intangible assets subject to amortization represented 29 percent of our total assets.
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